SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities
Act of 1934

Date of Report (Date of earliest event reported) October 20, 1999

USBANCORP, Inc.
(exact name of registrant as specified in its charter)

Pennsylvania        0-12204        25-1424278
(State or other     (commission    (I.R.S. Employer
jurisdiction        File Number)   Identification No.)
of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901
(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A
(Former name or former address, if changed since last report.)





	Form 8-K

Item 5. Other Events.

USBANCORP, Inc. (the "Registrant") announced on October 18, 1999, that its
U.S. Bank subsidiary and the United Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06 signed a four year collective bargaining agreement, which became effective on October 16, 1999. The collective bargaining agreement was approved by an overwhelming majority of the voting members. Local Union 2635-06 covers approximately 270 non-supervisory employees, 65% of the total workforce of the $1.4 billion U.S. Bank. U.S. Bank is just one of thirteen unionized banks in America. For a more detailed description of the announcement see the press release attached as Exhibit #99.1.

Exhibits
--------

Exhibit 99.1	Press release dated October 18 1999, announcing on October 18,
1999, that its U.S. Bank subsidiary and the United
Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06 signed a four year collective bargaining agreement, which became effective on October 16, 1999.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By /s/Jeffrey A. Stopko
Jeffrey A. Stopko
Senior Vice President
& CFO

Date: October 20, 1999





Exhibit 99.1

  Orlando B. Hanselman                     October 18, 1999
  President & CEO					   IMMEDIATELY
  (814) 533-5319

U. S. BANK SIGNS FOUR YEAR UNION CONTRACT
U. S. Bank and United Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06 signed a four-year collective bargaining agreement, which became effective on October 16, 1999.
The collective bargaining agreement was approved by an overwhelming majority of the voting members. Local Union 2635-06 covers approximately 270 non-supervisory employees, 65% of the total workforce of the $1.4 billion U.S. Bank. U.S. Bank is one of just thirteen unionized banks in America.
According to Orlando B. Hanselman, President and Chief Executive Officer, "The good-faith negotiations which have resulted in this fair and equitable deal again demonstrate the favorable labor-management relations at U.S. Bank. Labor and management work hard together to ensure that a well motivated and rewarded employee team delivers exceptional quality service and convenience to our customers." U.S. Bank received the Pennsylvania Governor's Award for outstanding labor-management cooperation in 1998.
Key provisions of the new contract include:

  A modernized Profit Sharing formula. The Plan, started in 1945, required $211,000 of net income prior to an annual contribution. The modernized formula establishes this requirement threshold as a percentage of capital and would today require approximately $5.2 million of net income prior to any contribution. This modernized formula, which becomes effective on January 1, 2000, is expected to lower the Bank's annual expense by approximately 45% or $575,000. As importantly, the modernized formula is now based on both net income and capital and will float with the Bank's future growth. This important change is the first permanent change to the formula since adoption in 1945.

  A Bank 2% contribution to the 401(k) account for each employee.

  The Bank will continue to provide Highmark Preferred Provider health insurance to employees. This plan will, for the first time, be purchased through the Steelworkers Health & Welfare Fund, a client of U. S. Bank. The employees chose to assume higher co-pays for out-of-network services, doctors' visits, and drug purchases rather than to pay a portion of the premium. These plan modifications lowered the quoted premium cost increase for 2000 by approximately 40%. As a result of these modifications and competitive bidding, U.S. Bank's employee health insurance cost in 2000 will approximate $1.6 million, a 5% increase from 1999 compared to a more typical employer cost escalation of 20% to 30%.

  The Bank obtained increased staffing flexibility with language that allows temporary employee transfers between departments and locations and the usage of part-time help up to 30% of the total union workforce. Part-time help had been capped at 25% previously.

  The Bank agreed to vote on two Board of Director members as proposed by the Local within sixty days after the effective date of the planned spin-off.

  Wages will increase 3% in each of the first three contract years and 4% in the fourth year. Each employee also receives a one-time $250 signing bonus. U.S. Bank's Return on Equity since 1996 has averaged 12.65% compared to 9.25% from 1988 through 1995.

These key contract provisions will position U.S. Bank to remain highly competitive, expand customer convenience with non-traditional hours of service, and begin post spin-off strategies.
"The new contract positions U.S. Bank well for the future and meets the needs of our four key stakeholders: customers, employees, shareholders, and the community," stated Orlando B. Hanselman.
Hanselman also said, "With the planned spin-off next spring, U.S. Bank will increasingly emphasize its unique union niche to build business relationships with unions and union members regionally and then potentially nationally. Our new contract is an excellent foundation for this business strategy."
U. S. Bank at September 30, 1999, has 22 offices, including a Mobile Bank and two loan production facilities, in Cambria, Centre, Clearfield, Somerset, and Westmoreland counties. U.S. Bank's Return on Equity for the first nine months of 1999 was 13.04% compared to 12.07% for the same interim 1998 period. U.S. Bank is a wholly owned subsidiary of USBANCORP (NASDAQ: UBAN). USBANCORP has previously announced its intent to spin-off its other banking subsidiary, the non-unionized Three Rivers Bank of Pittsburgh. This spin-off, subject to an Internal Revenue Service tax-free status ruling, should occur in April 2000.